                                                                    Exhibit 23.2


The Board of Directors
Specialty Chemical Resources, Inc.:



We consent to the incorporation by reference in the registration statement (No. 333-66737) on Form S-3 of Specialty Chemical Resources, Inc. of our report dated February 25, 1997, with respect to the balance sheets of Hysan Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K/A of Specialty Chemical Resources, Inc. dated August 5, 1997.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                   KPMG LLP



Houston, Texas
January 25, 1999